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Exhibit 10.3


                                            June 5, 1998

(Employee Name & Address)



Dear ________________,

Congratulations! You have been selected to participate in the new Sybase Key Management Incentive Program.

Before I go into the details of the program, let me take a moment to share my thoughts with you and reflect on where we have been as a company since I came to Sybase last August. As you know, I have been working diligently with senior management to reinvent our company. Experience tells us that better results are coming; however, the journey into the reinvention process is obviously a long and difficult one. We have indeed had our ups and downs in the past quarters. These results cost us employee morale and turnover. Despite these challenges and the many more ahead of us, I am encouraged and confident about our company's future because of our excellent technology and the devotion, loyalty and dedication of key team members like you. I have no doubt that with our concentrated efforts and dedication to the cause, Sybase will forge through the challenges and difficulties to emerge as a successful leading company. I am, therefore, counting on your continuing contributions, patience and dedication and those of other key management teams to get us to our much deserved goal.

The new Sybase Key Management Incentive Program has been creatively designed to recognize and reward your role and those of other key management contributors to the reinvention of Sybase. It is my desire and hope that through this program, key players like you can be recognized for your devotion and loyalty to the company despite the company's current financial constraints. The deferred compensation aspect of this program permits all of us to strike a balance between financially rewarding key team members while remaining responsible and fair to our shareholders. Below are the highlights of the program. A plan description and statement containing program details and contribution on your behalf will be mailed to you separately.

- Sybase will contribute a special bonus equal to ____% of your current base pay. This bonus will be credited to a special account established under our new deferred compensation plan.

- The following vesting schedule applies to the contributions: (1) on March 31, 1999, 60% of the bonus will vest; and (2) the balance of 40% will vest on March 31, 2000.

- You may elect to receive distributions of vested amounts while still employed. Certain restrictions or "early withdrawal penalties" based on US Internal Revenue Service (IRS) regulations will apply.

- Immediate and full vesting of all contributions will apply in certain circumstances such as change-of-control and involuntary terminations, e.g., reduction-in-force (RIF) where termination of employment is not "for cause."

I thank you for your continued commitment to Sybase's reinvention and success. I look forward to working with you and the other dedicated key members of the management team and seeing the fruits of all our efforts which we all deserve.

                                          Sincerely,



                                          John S. Chen
                                          President and Chief Executive Officer